                                                FILED PURSUANT TO RULE 424(B)(5)
                                                      REGISTRATION NO. 333-56379
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 19, 1998

[MARINE DRILLING COMPANIES LOGO]1,000,000 SHARES

                        MARINE DRILLING COMPANIES, INC.

                                  COMMON STOCK

                               ------------------

     We are selling to the underwriter 1,000,000 shares of common stock at a price of $18.50 per share.

     The common stock is listed on the New York Stock Exchange under the symbol "MRL." The last reported sale price of the common stock on the New York Stock Exchange on January 5, 2000 was $20 1/8 per share.

     The common stock may be offered by the underwriter from time to time at negotiated prices in one or more transactions. The common stock will not be sold on or through the facilities of a national securities exchange or to or through a market maker otherwise than on an exchange. See "Underwriting".

     SEE "RISK FACTORS" BEGINNING ON PAGE S-5 FOR A DESCRIPTION OF CERTAIN RISKS RELATING TO THE COMMON STOCK.

     Delivery of the common stock will be made on or about January 10, 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON

           The date of this prospectus supplement is January 5, 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE
NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT
MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT
PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY OR
INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS
PROSPECTUS SUPPLEMENT.

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                               TABLE OF CONTENTS

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           PROSPECTUS SUPPLEMENT
Incorporation of Additional Documents
  By Reference........................   S-2
Forward-Looking Statements............   S-3
The Company...........................   S-4
Recent Developments...................   S-4
Risk Factors..........................   S-5
Use of Proceeds.......................   S-8
Underwriting..........................   S-9
Legal Matters.........................  S-10
Experts...............................  S-10

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                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
The Company...........................     3
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges and
  Earnings to Fixed Charges and
  Preferred Stock Dividends...........     3
Description of Debt Securities........     4
Description of Common Stock and
  Preferred Stock.....................    15
Description of Warrants...............    22
Plan of Distribution..................    23
Legal Matters.........................    23
Experts...............................    24

               INCORPORATION OF ADDITIONAL DOCUMENTS BY REFERENCE

     In addition to the documents referred to under "Incorporation of Certain Documents By Reference" in the accompanying prospectus, this prospectus supplement incorporates by reference the following documents filed by us with the Securities and Exchange Commission:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

     - Current Report on Form 8-K dated June 3, 1999.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, particularly the section entitled "Risk Factors", contains and incorporates by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that are not historical facts concerning, among other things, market conditions, the demand for offshore drilling services, future acquisitions and fleet expansion, future financings, future rig contracts, future capital expenditures (including rig construction, upgrades and refurbishments), and future results of operations. We cannot guarantee that we have identified and properly weighed all of the factors which affect market conditions and the demand for our rigs, that the public information upon which we have relied is accurate or complete or that our analysis of the market and the demand for our rigs is correct or that the strategy based on this analysis will be successful. Certain factors and risks that could cause actual results to differ from those identified in these forward-looking statements include, among others:

     - a sustained period of low oil or gas prices;

     - the termination of any of our long-term drilling contracts;

     - inadequate insurance and indemnification protection for us against well disasters and fire and environmental damage;

     - our inability to obtain insurance at reasonable rates;

     - a decrease in the demand for offshore drilling rigs, especially in the U.S. Gulf of Mexico;

     - the risks of operating in foreign countries, including actions taken by those foreign countries and actions taken by the United States against those foreign countries;

     - our failure to successfully compete against our competitors that are larger and that have a more diverse fleet of rigs and more resources;

     - lower levels of rig utilization because of the reactivation of currently inactive rigs or the construction of new rigs;

     - new laws or regulations that affect drilling opportunities or increase their cost or our potential liability;

     - the occurrence of certain risks inherent to offshore drilling, including blowouts, cratering, fires and explosions, capsizing, grounding or collision, weather and sea conditions; and

     - uninsured costs of litigation.

     For a further discussion of such factors and risks, see "Risk Factors," and our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement. These forward-looking statements speak only as of the date of this prospectus supplement. We disclaim any obligation to release publicly any updates or revisions to any forward-looking statement contained in this prospectus supplement to reflect any changes in our expectations regarding such statements or any change in events, conditions or circumstances on which they are based.

                                  THE COMPANY

     We own and operate seventeen offshore drilling rigs domestically and internationally, consisting of fifteen jack-up units, one of which is currently configured as an accommodation unit, and two semi-submersible units. Our fleet of jack-up rigs currently consists of nine mat-supported units and six independent leg units. With twelve jack-up rigs located in the U.S. Gulf of Mexico, we believe that we are the fourth largest jack-up rig operator in that market. Our two semi-submersible units are both fourth-generation rigs and are currently being used in deepwater drilling operations.

     We incorporated in Texas in January 1990, although our predecessor companies have been engaged in offshore contract drilling since 1966. Our principal executive office is located at One Sugar Creek Center Boulevard, Suite 600, Sugar Land, Texas 77478-3556 and our telephone number is (281) 243-3000.

                              RECENT DEVELOPMENTS

     On December 29, 1999, we entered into an agreement to acquire a jackup rig known as the BARUNA V for $13.5 million. The rig is a Bethlehem mat cantilever type unit similar to several of our existing jackup rigs, capable of working in up to 200 feet of water. The rig was built in 1980 and is currently operating in Southeast Asia. We expect to take delivery of the unit and close on the purchase during the second half of January 2000, subject to satisfaction of closing conditions. We cannot assure you that we will complete this acquisition or that the closing will not be delayed. Shortly after the purchase, we will mobilize the BARUNA V and a similar rig, the MARINE 201, which is currently in the United Arab Emirates, to the Gulf of Mexico. We believe these two mat rigs are well suited for the Gulf of Mexico market, where we already operate twelve jackup rigs. We do not currently have drilling contracts in place for either rig.

     Before making an investment in shares of our common stock, you should carefully consider the following Risk Factors, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Forward-Looking Statements" and "Incorporation of Additional Documents By Reference."

                                  RISK FACTORS

WE ARE DEPENDENT ON THE CONDITION OF THE OIL AND GAS INDUSTRY. DECLINES IN OIL AND GAS PRICES HAVE ADVERSELY AFFECTED OUR DAYRATES AND RIG UTILIZATION RESULTING IN LOSSES FOR US.

     Our operations depend on oil and natural gas exploration and development drilling activity. This activity is affected by fluctuations in oil and natural gas prices. Historically, these fluctuations have been volatile because of changes in the supply of and demand for these resources, market uncertainty, weather and other political and economic factors beyond our control. As a result, we cannot predict future prices of oil and natural gas with any certainty. Sustained low levels of oil and natural gas prices, however, depress levels of exploration, development and production activity and result in a decline in the demand for our services, which has an adverse effect on our revenues and profitability.

     Oil and gas prices began declining in 1997 and continued to decline substantially further in 1998 and reached multi-year lows in early 1999. These lower prices had a material adverse effect on rig utilization and dayrates in our industry, including in the U.S. Gulf of Mexico where 12 of our 15 jack-up rigs are located. The lower prices have also shortened the average length of contract terms. As a result of these conditions, we incurred a net loss for the nine months ended September 30, 1999 of approximately $8.6 million.

SIGNIFICANCE OF THE MARINE 500 AND MARINE 700 CONTRACTS.

     The drilling contracts for the MARINE 500 and MARINE 700 drilling rigs currently account for a majority of our revenues and cash flow. These contracts could be terminated in certain circumstances, such as operational problems, that may be beyond our control. The loss or renegotiation of either of these contracts could have a material adverse effect on our results of operations.

     Our ability to successfully perform under the MARINE 500 and the MARINE 700 contracts may be impaired by our limited operating history in the deepwater drilling market, which requires the use of more sophisticated technologies than those used by jack-up rigs. Other drilling contractors have encountered operational problems with new deepwater drilling rigs. We did not enter the deepwater drilling market until 1997 and some of our competitors have significantly more experience in deepwater operations than we do.

WE ARE SUBJECT TO OPERATIONAL RISKS.

     Contract drilling operations are subject to a variety of risks including blowouts, cratering, fires and explosions. The occurrence of any of these risks could result in damage to or destruction of rigs, oil and gas wells, life and property, environmental damage or suspension of our operations. Our drilling equipment is also subject to the hazards of marine operations, including capsizing, grounding, collision, weather, sea conditions and unsound location. We currently maintain insurance coverage against certain general and marine liabilities that we believe is customary in our industry. Except in limited circumstances, this insurance does not cover liability for pollution or environmental damage that happens below the water surface, but we are usually indemnified against this liability by our customers. The insurance and indemnification available to us, however, may not protect us from liability for all of the results of well disasters or fire or environmental damage. Furthermore, we may not be able to maintain adequate insurance in the future at reasonable rates or we may not be able to recover amounts owing to us under the indemnities provided by our customers. Any of these liabilities, if not covered by insurance or third party indemnification, could have an adverse effect on us.

THE MAJORITY OF OUR RIGS ARE OLD.

     The majority of our rigs were built between 1975 and 1982. These older rigs are more likely to require major repairs in order to remain operational than newer rigs. Rigs generally cannot operate when undergoing major repairs. If we are required to perform significant repairs to our rigs, this will likely reduce our revenues and may require significant capital investments.

WE CONDUCT FOREIGN OPERATIONS.

     From time to time, we operate several of our rigs in international markets, including Southeast Asia, the Middle East and other international markets. When we operate in international markets, we are subject to risks inherent to operating in foreign countries, including war, strikes, civil disturbances, guerilla activity, currency fluctuations and devaluations and governmental activity that disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. We cannot predict what foreign governmental regulations may be enacted in the future that could affect the drilling industry.

WE FACE SIGNIFICANT COMPETITION.

     The contract drilling industry is highly competitive, cyclical and capital intensive. We believe that intense competition for drilling contracts will continue because of the ability of drilling contractors to move rigs to areas of greater activity and higher dayrates, to reactivate currently inactive rigs that have been or could be upgraded and to construct new rigs to meet increased demand for drilling rigs in any given market. The movement, reactivation or new construction of offshore drilling rigs, or a decrease in drilling activity in a major market, could depress dayrates and affect utilization of our rigs, even with stronger oil and natural gas prices. There is also increasing competition in the deepwater drilling industry. Many of our competitors are larger than us and have more diverse fleets and greater resources than we do. This allows them to better withstand industry downturns, to compete on the basis of price and to build new rigs or acquire existing rigs, all of which could affect our revenues and profitability.

ENVIRONMENTAL LAWS COULD INCREASE OUR COSTS AND LIABILITIES AND RESTRICT OUR OPERATIONS.

     Our operations are subject to numerous foreign, federal, state and local laws and regulations relating to the environment. These laws and regulations expose us to liability for our own actions (including actions in compliance with applicable laws and regulations at the time they were taken) and, under certain circumstances, for the conduct of others. These laws and regulations have become more stringent in recent years. In connection with such laws and regulations, we may be required in certain circumstances to pay administrative, civil and criminal penalties or to shut down some or all of our operations, temporarily or permanently. Some environmental laws and regulations can impose unlimited, "strict liability" on parties responsible for environmental damage without regard to negligence or fault. For instance, parties, including drilling companies, may be held strictly liable for cleanup costs and natural resource damages resulting from oil spills under the Oil Pollution Act of 1990, as amended ("OPA"). Drilling companies also can become subject to private personal injury or property damage claims relating to environmental damage.

     We are required to maintain evidence of financial responsibility sufficient to cover cleanup costs relating to potential spills or related environmental damage. New regulations under OPA require mobile offshore drilling units serving as offshore facilities, including ours, to satisfy additional financial responsibility requirements and may impact our operations in certain circumstances. Failure to comply with applicable financial responsibility requirements could require us to suspend operations and subject us to other significant sanctions.

     In addition, from time to time legislation has been proposed that would limit or prohibit drilling in environmentally sensitive areas or in areas of the U.S. Gulf of Mexico and other U.S. offshore areas that, if enacted, may adversely affect us. Similar restrictions have adversely affected us in the past. Future laws, regulations or other governmental action that further restricts or prohibits offshore drilling in the U.S. Gulf of Mexico or imposes environmental protection requirements that increase the costs of offshore exploration, development or production of oil and natural gas, could further adversely affect us. In addition, liabilities under existing or future environmental laws and regulations could have a material adverse effect on our business, results of operations or financial condition.

A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR ALL OUR REVENUES.

     All our revenue has been and will continue to be derived from a small number of customers. The loss of any of these customers or the delay, reduction or cancellation of contracts with any of these customers could hurt our results and cause a decline in our stock price. In 1998 two jack-up rig customers accounted for 36% of our revenues, with one jack-up rig accounting for 24%. For the nine months ended September 30, 1999, two customers accounted for 48% of our revenues, with one jack-up rig customer accounting for 28% of our revenues and one semi-submersible rig customer accounting for 20%. Currently, a majority of our revenues are accounted for by our two semi-submersible rig customers.

OUR STOCK PRICE IS VOLATILE.

     Our common stock has experienced significant price volatility, and such volatility may continue in the future. The price of our common stock could fluctuate widely in response to a variety of factors, including oil and gas prices and industry conditions and any developments with regard to our long-term contracts.

GOVERNMENTAL REGULATION COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business is affected by political developments and by federal, state, foreign and local laws and regulations relating to the oil and gas industry. Laws and regulations that curtail exploration and development drilling for oil and natural gas adversely affect us by limiting available drilling opportunities for our customers. Additionally, laws relating to equipping and operating offshore vessels may add to the cost of operating offshore drilling equipment.

OUR CHARTER DOCUMENTS AND TEXAS LAW MAY DISCOURAGE AN ATTEMPT BY OTHERS TO ACQUIRE CONTROL OF US.

     The Texas Business Corporation Act contains provisions, including a business combination law, which may delay or prevent an attempt by a third party to acquire control of us. Our articles of incorporation and bylaws contain provisions that authorize the issuance of preferred stock by our Board of Directors and restrict foreign ownership of our common stock. We also have adopted a stockholder rights plan which may have the effect of impeding a hostile attempt to acquire control of us. See "Description of Common Stock and Preferred Stock" in the accompanying prospectus.

                                USE OF PROCEEDS

     The net proceeds to be received by us from the issuance of the shares of common stock will be approximately $18.4 million (net of estimated offering expenses). We expect to use all of these proceeds to fund the $13.5 million purchase price of the BARUNA V jack-up drilling rig, and to use the remaining funds to pay the costs of mobilizing the BARUNA V and the MARINE 201 to the U.S. Gulf of Mexico and for general corporate purposes. If the acquisition of the BARUNA V is not consummated, the funds that would otherwise be used for such purchase will be used for general corporate purposes, which may include acquisitions. Pending these uses, we will invest the funds in short-term interest bearing investments.

     After the offering, we will have outstanding 58,217,989 shares of common stock and stock options to purchase approximately 2,674,800 shares of common stock under our stock option plans.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated January 5, 2000, we will sell to Credit Suisse First Boston Corporation all of the shares of common stock offered hereby.

     It is expected that all or a substantial portion of the common stock may be sold by the underwriter from time to time at negotiated fixed prices in one or more transactions, subject to prior sale, when, as and if delivered to and accepted by the underwriter. The common stock will not be sold on or through the facilities of a national securities exchange or to or through a market maker otherwise than on an exchange.

     In connection with the sale of the common stock, the underwriter will receive compensation in the form of commissions or discounts and may receive compensation from purchasers of the common stock for whom it may act as agent or to whom it may sell as principal in the form of commissions or discounts, in each case in amounts which will not exceed those customary in the types of transactions involved. The underwriter and dealers that participate in the distribution of the common stock may be deemed to be underwriters, and any discounts received by them from us and any compensation received by them on resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The underwriter is purchasing the common stock from us at $18.50 per share (representing $18,500,000 aggregate proceeds to us, before we deduct our out-of-pocket expenses of approximately $100,000). The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock if any are purchased.

     We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, or contribute to payments which the underwriter may be required to make in respect thereof.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or enter into a transaction that would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 7 days after the date of this prospectus, subject to certain exceptions.

     The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids with Regulation M under the Exchange Act.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and for the underwriter by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the three-month periods ended March 31, 1999 and 1998, the three and six-month periods ended June 30, 1999 and 1998, and the three and nine-month periods ended September 30, 1999 and 1998, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the prospectus or prospectus supplement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS

                        MARINE DRILLING COMPANIES, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
LOGO                                WARRANTS
                             ---------------------

     Marine Drilling Companies, Inc. ("Marine" or the "Company") may offer and sell from time to time, (i) unsecured debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), (ii) shares of preferred stock, par value $.01 per share of the Company, in one or more series (the "Preferred Stock"), (iii) shares of common stock of the Company, par value $.01 per share (the "Common Stock"), (iv) warrants (the "Warrants") to purchase Common Stock and (v) guarantees, if any, of the Company's payment obligations under any Debt Securities, given by one or more subsidiaries of the Company named herein (the "Subsidiary Guarantees"). The Company may offer and sell up to $300,000,000 aggregate public offering price of Debt Securities, Preferred Stock, Common Stock, Warrants and Subsidiary Guarantees (collectively, the "Securities"). The Securities may be offered in separate series in amounts, and prices, and on terms to be determined at or prior to the time of sale.

     The specific terms of the particular Securities to be issued will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"), which will be delivered together with this Prospectus, including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated Debt Securities, maturity, rate or rates (or method of determining the same) and time or times for the payment of interest, if any, any exchangeability or conversion terms, any terms for optional or mandatory redemption or repurchase, or payment of additional amounts or any sinking fund provisions, whether or not such Debt Securities are guaranteed by subsidiaries of the Company, and any other specific terms of such Debt Securities, (ii) in the case of Preferred Stock, the specific designation, number of shares and liquidation value thereof and the dividend, liquidation, redemption, voting and other rights, including conversion or exchange rights, if any, and any other specific terms, (iii) in the case of Common Stock, the number of shares, and (iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Stock issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and the duration and detachability thereof. The Prospectus Supplement will also contain information regarding the initial public offering price, the net proceeds to the Company and, where applicable, the United States Federal income tax considerations relating to the Securities covered by the Prospectus Supplement and a description of certain factors that should be considered in connection with an investment in the Securities covered by the Prospectus Supplement. Debt Securities may be issued in registered form or bearer form with or without interest coupons attached, or both. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

     The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities in respect of which the Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement.

     The Common Stock is listed on the New York Stock Exchange under the symbol "MRL." The Prospectus Supplement will contain information about any listing on a securities exchange of the Securities covered by the Prospectus Supplement.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

June 19, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the New York Stock Exchange. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the Commission's offices, without charge or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.
                             ---------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-18309) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     3. The description of the Common Stock contained in the Registration Statement on Form 8-B filed with the Commission on February 21, 1990, as amended by Form 8 filed with the Commission on November 9, 1992, and any subsequent amendment thereto filed for the purpose of updating such description.

     4. The description of the Company's Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A dated November 15, 1996.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, One Sugar Creek Center Blvd., Suite 600, Sugar Land, Texas 77478-3556, Attention: Investor Relations (telephone: 281/243-3000).

                             ---------------------

                                  THE COMPANY

     The Company is engaged in the offshore contract drilling of oil and gas wells for independent and major oil and gas companies. As of the date of this Prospectus, the Company owns and operates a fleet of 16 offshore drilling rigs, consisting of five independent leg jack-up units, three of which have a cantilever feature, nine mat supported jack-up units, four of which have a cantilever feature, and two semi-submersible units. The Company operates an additional semi-submersible drilling rig under a bareboat charter.

     The Company was incorporated in Texas in January, 1990, although the Company or its predecessors have been engaged in offshore contract drilling since 1966. The Company's principal executive office is located at One Sugar Creek Center Boulevard, Suite 600, Sugar Land, Texas 77478-3556 and the Company's telephone number is (281) 243-3000. The "Company" or "Marine" refers to Marine Drilling Companies, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise suggests.

                                USE OF PROCEEDS

     Unless otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Securities offered by this Prospectus and the Prospectus Supplement (the "Offered Securities") will be used for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to working capital, and capital expenditures. Until so utilized, it is expected that such net proceeds will be invested in interest bearing time deposits or short-term marketable securities.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to fixed charges and combined ratio of earnings to fixed charges and preferred stock dividend requirements for the Company for the periods indicated:

                                                                                     THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,            ENDED
                                               -----------------------------------    MARCH 31,
                                               1993   1994    1995    1996   1997        1998
                                               ----   -----   -----   ----   -----   ------------
Ratio of earnings to fixed charges...........  41.2   131.3      --   33.1   94.8       223.0
Ratio of earnings to combined fixed charges
  and preferred stock dividend
  requirements...............................  41.2   131.3      --   33.1   94.8       223.0

     For purposes of computing the ratio of earnings to fixed charges: (i) earnings consist of income before provision for income taxes plus fixed charges as described below, excluding capitalized interest for the period and (ii) fixed charges consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements: (a) earnings consist of income before provision for income taxes plus fixed charges and preferred stock dividend requirements, excluding capitalized interest for the period and (b) fixed charges and preferred stock dividend requirements consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness, the portion of rental expense representative of the interest factor attributable to leases for rental property and preferred stock dividends.

     Because of losses, earnings were not sufficient to cover fixed charges by $6,228,000 for the year ended December 31, 1995. The Company had no preferred stock dividend requirement for the periods indicated.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or senior subordinated debt of the Company ("Senior Debt Securities"), or subordinated debt of the Company ("Subordinated Debt Securities"). Senior Debt Securities and Subordinated Debt Securities will be issued pursuant to separate indentures (respectively, a "Senior Debt Indenture" and a "Subordinated Debt Indenture"), in each case between the Company, the Subsidiary Guarantors and Chase Bank of Texas, National Association as trustee (the "Trustee"), and in substantially the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Debt Indenture and the Subordinated Debt Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The following summaries of provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein. Article or section references in parentheses below are to articles or sections in both Indentures unless otherwise indicated. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for provisions relating to subordination and conversion.

     The Debt Securities may be issued from time to time in one or more series. The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of all series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described therein.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

  General

     The Debt Securities will be unsecured senior, senior subordinated or subordinated obligations of the Company and may be issued from time to time in one or more series. The payment obligations of the Company under any Debt Securities may, if specified in any Prospectus Supplement, be fully and unconditionally guaranteed by one or more of the following subsidiaries of the
Company: Marine Drilling Management Company, Marine Drilling International, Inc. and Marine 300 Series, Inc. (the "Subsidiary Guarantors"). If any series of Debt Securities is guaranteed by a Subsidiary Guarantor (a "Subsidiary Guarantee"), the applicable Prospectus Supplement will identify each Subsidiary Guarantor and describe such Subsidiary Guarantee, including the circumstances in which it may be released. Any guarantee of Debt Securities by a Subsidiary Guarantor will be on a full and unconditional basis.

     Except as may be set forth in any Prospectus Supplement, the Indentures do not limit the amount of Debt Securities, debentures, notes or other types of indebtedness that may be issued by the Company or any of its Subsidiaries nor do they restrict transactions between the Company and its affiliates or the payment of dividends or other distributions by the Company to its stockholders. The rights of holders of Debt Securities will be limited to the assets of the Company and the Debt Securities will not be obligations of any of the Company's Subsidiaries, except in the case of any Debt Securities that are guaranteed by such Subsidiaries. In addition, other than as may be set forth in any Prospectus Supplement, the Indentures do not and the Debt Securities will not contain any covenants or other provisions that are intended to afford holders of the Debt Securities special protection in the event of either a change of control of the Company or a highly leveraged transaction by the Company.

     The Company conducts substantially all of its operations through its Subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent upon the ability of its Subsidiaries to make cash distributions to the Company. The ability of its Subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and contractual provisions. Except as may be set forth in any Prospectus Supplement, the Indentures do not limit the ability of the Company's Subsidiaries to incur such restrictions in the future. The right of the Company to participate in the assets of any Subsidiary (and thus the ability of Holders of the Debt Securities to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary, except to the extent that the Company is recognized as a creditor of such Subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such Subsidiary. Unless they are guaranteed by the Company's Subsidiaries, therefore, the Debt Securities will be structurally subordinated to creditors, including trade creditors, of Subsidiaries of the Company with respect to the assets of the Subsidiaries against which such creditors have a more direct claim.

     Reference is made to the relevant Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities): (i) the title of the Offered Debt Securities; (ii) the classification of such Debt Securities as either Senior Debt Securities or Subordinated Debt Securities (including the further classification of Senior Debt Securities as either senior debt or senior subordinated debt); (iii) whether the Offered Debt Securities that constitute Subordinated Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected including the initial conversion price or conversion rate (the "Conversion Price") and any adjustments thereto, the conversion period and other conversion provisions in addition to or in lieu of those described herein; (iv) any limit on the aggregate principal amount of the Offered Debt Securities; (v) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Offered Debt Securities are to be issuable initially in temporary global form and whether any of the Offered Debt Securities are to be in permanent global form; (vi) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (vii) the date or dates on which the Offered Debt Securities will mature; (viii) the rate or rates per annum (or the method by which such will be determined) at which the Offered Debt Securities will bear interest, if any, and the date from which any such interest will accrue; (ix) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable, the Regular Record Date for any interest payable on any Offered Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Offered Debt Security on an Interest Payment Date will be paid; (x) any mandatory redemption, sinking fund or analogous provisions; (xi) each office or agency where, subject to the terms of the Indentures as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the Indentures as described below under "Form, Exchange, Registration and Transfer," the Offered Debt Securities may be presented for registration of transfer or exchange; (xii) the right of the Company to redeem the Offered Debt Securities at its option and the period or periods within which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption; (xiii) the denominations in which any Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Offered Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (xiv) the currency or currencies (including composite currencies) in which payment of principal of and any premium and interest on the Offered Debt Securities is payable if other than U.S. dollars;
(xv) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (xvi) information with respect to book-entry procedures, if any; (xvii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Offered Debt Securities; (xviii) whether the

Offered Debt Securities are to be guaranteed by Subsidiary Guarantors and, if so, the terms of such Subsidiary Guarantees; (xix) whether the legal and covenant defeasance provisions of the Indenture are applicable to the Offered Debt Securities of such series and any additional means of discharge or conditions thereto applicable to such series; (xx) any subordination provisions with respect to the Offered Debt Securities of such series (and any related Subsidiary Guarantees) in addition to or in lieu of those set forth herein; and
(xxi) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indentures. (Section 301) Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

     Debt Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Debt Security, including any Zero-Coupon Security, which is issued at a price lower than the principal amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the amount payable upon the Stated Maturity thereof and determined in accordance with the terms of such Debt Security shall become due and payable. Special United States federal income tax considerations applicable to Debt Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States tax considerations and other terms and restrictions applicable to any Debt Securities which are issued in bearer form, offered exclusively to United States Aliens or denominated in other than United States dollars, will be set forth in the Prospectus Supplement relating thereto.

  Form, Exchange, Registration and Transfer

     Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201) The Indentures also provide that Debt Securities of a series may be issuable in temporary or permanent global form. (Section 201)

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indentures. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Trustee will serve initially as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if

Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the date of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption, (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part, or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

  Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, in the manner indicated in such Prospectus Supplement. (Section 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed on or before the due date to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 307, 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee will act as Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer

Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, City of New York for principal payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003)

  Global Debt Securities

     Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 203) Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a global Debt Security may not be transferred except as a whole by the depository for such global Debt Security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities in the form of one or more global Debt Securities will be described in the Prospectus Supplement relating to such series.

  Events of Default

     Any one of the following events constitutes an Event of Default under each Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series of any Debt Securities other than that series), continued for 60 days after written notice as provided in such Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     Each Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series; provided, however, that the Trustee is not obligated to take any action unduly prejudicial to Holders not joining in such direction or involving the Trustee in personal liability. (Section 512)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under each Indenture and as to any default in such performance. (Section 1006)

  Defeasance

     If so specified with respect to any particular series of Debt Securities issued under an Indenture, the Company may discharge its indebtedness and its obligations or certain of its obligations under such Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee. (Sections 1301-1303)

     Legal Defeasance and Discharge. Each Indenture provides that, if so specified with respect to the Debt Securities of any series issued under such Indenture (other than convertible Subordinated Debt Securities), the Company (and, if applicable, the Subsidiary Guarantors) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold moneys for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. (Sections 1302, 1304) Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of such Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1304) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of such series would be entitled to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

     Covenant Defeasance. Each Indenture also provides that, if so specified with respect to the Debt Securities of any series issued thereunder, the Company may omit to comply with certain restrictive covenants, and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of such Indenture and the Debt Securities of such series. The obligations of the Company under such Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1303) Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred. (Section 1304)

     Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity, in the event the Company exercises its option to omit compliance with the covenants defeased with respect to the Debt Securities of any series as described above, and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in the applicable Indenture.

     Federal Income Tax Consequences. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of Debt Securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such Debt Securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Debt Securities.

  Meetings, Modification and Waiver

     Modifications and amendments of any Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) change the Redemption Date with respect to any Debt Security, (c) reduce the principal amount of, or premium or interest on, any Debt Security,
(d) change any obligation of the Company to pay additional amounts, (e) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (f) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (g) change the redemption right of any Holder, (h) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or any conversion right with respect thereto, (i) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (j) reduce the requirements contained in such Indenture for quorum or voting, (k) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indenture, (l) adversely affect the right to convert Subordinated Debt Securities, if applicable, or (m) modify any of the above provisions. (Section 902)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness (as defined below under "-- Provisions Applicable Solely to Subordinated Debt Securities") then outstanding that would be adversely affected thereby. (Section 907 of the Subordinated Debt Indenture)

     The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture under which such series has been issued. (Section 1007) The Holders of a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of that series, waive any past default under the applicable Indenture with respect to any Debt Securities of that series, except a default (a) in the payment of principal of, or premium, if any, or any interest on any Debt Security of such series or (b) in respect of a covenant or provision of such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

     Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of the Holders for quorum purposes, (i) the principal amount of an Original Issue Discount Security that is deemed to be Outstanding will be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units will be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Security, of the amount determined as provided in (i) above. (Section 101)

     Each Indenture contains provisions for convening meetings of the Holders of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 1401) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in aggregate principal amount of the Outstanding Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Except for any consent which must be given by the Holder of each Outstanding Security affected thereby, as described above, any resolution presented at a meeting (or adjourned meeting at which a quorum is present) may be adopted by the affirmative vote of the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in aggregate principal amount of the Outstanding Securities of a series may be adopted at a meeting (or adjourned meeting duly reconvened at which a quorum is present) by the affirmative vote of the Holders of such specified percentage in aggregate principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of Holders of any series duly held in accordance with the applicable Indenture will be binding on all Holders of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be Persons holding or representing a majority in aggregate principal amount of the Outstanding Securities of a series. (Section 1404)

  Consolidation, Merger and Sale of Assets

     The Company, without the consent of the Holders of any of the outstanding Securities under either Indenture, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any jurisdiction of the United States, provided that any successor Person assumes the Company's obligations on the Securities and under such Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801)

  Notices

     Except as otherwise provided in the Indentures, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Bearer Securities. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

  Title

     Title to any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

  Replacement of Securities and Coupons

     Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that became destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of evidence of destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306)

  Governing Law

     The Indentures, the Debt Securities and coupons and any Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

  Regarding the Trustee

     The Trustee under each Indenture is Chase Bank of Texas, National Association.

     Each Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee is permitted to engage in certain other transactions; however, if it acquires any conflicting interest (as described in the Indentures), it must eliminate such conflict or resign. (Section 608)

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

     Senior Debt Securities will be issued under the Senior Debt Indenture, and each series will rank pari passu as to the right of payment of principal and any premium and interest with each other series issued thereunder. (Section 301)

     If the Senior Debt Securities are issued on a senior subordinated basis, the applicable Prospectus Supplement will describe the related subordination provisions. All Senior Debt Securities, whether issued on a senior or senior subordinated basis, will be senior in right of payment to each series of Subordinated Debt Securities.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of the Company. (Article Sixteen of the Subordinated Debt Indenture)

     "Senior Indebtedness" is defined in Section 101 of the Subordinated Debt Indenture as Indebtedness (as defined below) of the Company, whether outstanding on the date of the Subordinated Debt Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior, in right of payment, to the Subordinated Debt Securities or to other Indebtedness which is pari passu with, or subordinated to, the Subordinated Debt Securities; provided, however, that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company, (b) Indebtedness to trade creditors, (c) any liability for taxes owed or owing by the Company, and (d) the Subordinated Debt Securities. "Indebtedness" is defined in Section 101 of the Subordinated

Debt Indenture as, with respect to any Person, (a) all liabilities and obligations, contingent or otherwise, of any such Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;
(b) all obligations of such Person under Interest Swap and Hedging Obligations;
(c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancings, refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clause (a), (b) or (c), or this clause (d), whether or not between or among the same parties.

     The Subordinated Debt Indenture provides that no payment may be made by the Company on account of the principal of or any premium or interest on the Subordinated Debt Securities, or to acquire any of the Subordinated Debt Securities (including repurchases of Subordinated Debt Securities at the option of the Holders) for cash or property (other than Junior Securities), or on account of any redemption provisions of the Subordinated Debt Securities, (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of and any premium and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of or any premium or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. (Section 1601 of the Subordinated Debt Indenture)

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the Trustee by the holders of at least 25% in the aggregate principal amount outstanding of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set off or otherwise) may be made by or on behalf of the Company on account of the principal of or any premium or interest on the Subordinated Debt Securities, or to acquire or repurchase any of the Subordinated Debt Securities for cash or property, or on account of any redemption provisions of the Subordinated Debt Securities, in any such case other than payments made with Junior Securities of the Company. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Subordinated Debt Securities during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Subordinated Debt Securities. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days and (ii) no event of default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period. (Section 1601 of the Subordinated Debt Indenture)

     Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Indebtedness will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of or any premium or interest on the Subordinated Debt Securities (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set off or otherwise), except for the subordination provisions contained in the Subordinated Debt Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. (Section 1601 of the Subordinated Debt Indenture)

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) is received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. (Section 1601 of the Subordinated Debt Indenture)

     No provisions contained in the Subordinated Debt Indenture or the Subordinated Debt Securities will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of and any premium and interest on the Subordinated Debt Securities as and when the same shall become due and payable. The subordination provisions of the Subordinated Debt Indenture and the Subordinated Debt Securities will not prevent the occurrence of any Event of Default under the Subordinated Debt Indenture or limit the rights of the Trustee or any Holder, subject to the three preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities. (Sections 501 and 1601 of the Subordinated Debt Indenture)

     The Prospectus Supplement respecting any series of Subordinated Debt Securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

     If any series of Subordinated Debt Securities is guaranteed by Subsidiary Guarantees, then, except as otherwise specified in the applicable Prospectus Supplement, the obligations of each Subsidiary Guarantor under such Subsidiary Guarantees will be subordinated to the Senior Indebtedness of such Subsidiary Guarantor to the same extent and in the same manner as the Subordinated Debt Securities are subordinated to Senior Indebtedness of the Company. (Section 1611 of the Subordinated Debt Indenture)

     By reason of such subordination, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding involving the Company or an assignment for the benefit of creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company or its subsidiaries, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. Such subordination will not prevent the occurrence of any Default or Event of Default or limit the rights of the Trustee or any Holder, subject to the other provisions of the Indenture, to pursue any other rights or remedies with respect of the Subordinated Debt Securities.

     Conversion. The Subordinated Debt Indenture may provide for a right of conversion of Subordinated Debt Securities into Common Stock (or cash in lieu thereof). (Sections 301 and 1501 of the Subordinated Debt Indenture) The following provisions will apply to Debt Securities that are convertible Subordinated Debt Securities unless otherwise provided in the Prospectus Supplement for such Debt Securities.

     The Holder of any convertible Subordinated Debt Securities will have the right exercisable at any time prior to the close of business on the second Business Day prior to their Stated Maturity, unless previously redeemed or otherwise purchased by the Company, to convert such Subordinated Debt Securities into shares of Common Stock at the Conversion Price set forth in the Prospectus Supplement, subject to adjustment. The Holder of convertible Subordinated Debt Securities may convert any portion thereof which is $1,000 in principal amount or any integral multiple thereof. (Section 1502 of the Subordinated Debt Indenture)

     In certain events, the Conversion Price may be subject to adjustment as set forth in the applicable Prospectus Supplement for such Subordinated Debt Securities.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based on the then current market price for the Common Stock. (Section 1503 of the Subordinated Debt Indenture) Upon conversion, no adjustments will be made for accrued interest or dividends, and convertible Subordinated Debt Securities surrendered for conversion between the record date for an interest payment and the Interest Payment Date (except convertible Subordinated Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the Holder is to receive. (Section 1502 of the Subordinated Debt Indenture)

     In the case of any reclassification, consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (with certain exceptions), or in case of any conveyance, transfer or lease of the assets of the Company substantially as an entirety, each convertible Subordinated Debt Security then outstanding will, without the consent of any Holder thereof, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, conveyance, transfer or lease by a holder of the number of shares of Common Stock into which such Subordinated Debt Security was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares. (Section 1505 of the Subordinated Debt Indenture)

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The Company's authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Preferred Stock, par value $.01 per share, each of which is described below. The summary description of the capital stock of the Company contained herein is necessarily general and reference should be made in each case to the Company's Restated Articles of Incorporation and Bylaws, which are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Each share of Common Stock is subject to all rights, privileges, preferences and priorities of any class of preferred stock of the Company. Each share of Common Stock has an equal and ratable right to receive dividends as and when declared by the Board of Directors out of any funds of the corporation legally available for the payment thereof. The Company currently has no intention to pay dividends on the shares of Common Stock in the foreseeable future.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, including any liquidation preferences payable to the holders of Preferred Stock that may at the time be outstanding.

     Each share of Common Stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of shareholders. Holders of Common Stock have no right to cumulate their vote in the election of directors.

     American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, acts as the transfer agent and registrar of the Common Stock.

PREFERRED SHARE PURCHASE RIGHTS

     On November 8, 1996, the Board of Directors of the Company authorized the issuance of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on November 20, 1996 and for each share of Common Stock issued thereafter until the Distribution Date (as defined below) or the earlier redemption or expiration of the Rights. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Shares"), of the Company, at a price of $56.00 per one one-thousandth of a Junior Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") dated as of November 15, 1996 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), and this description of the Rights is qualified in its entirety by reference to such agreement, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

     Until the Distribution Date, the Rights will attach to all Common Stock certificates representing outstanding shares and no separate Right Certificate will be distributed. Accordingly, a Right will be issued for each share of Common Stock issued hereunder. The Rights will separate from the shares of Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined in the Rights Agreement) of the Company, or (ii) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

     Until the Distribution Date (or earlier redemption or expiration of the Rights) the Rights will be evidenced by the certificates representing such Common Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire on November 19, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

     If a person or group were to acquire 15% or more of the Voting Shares of the Company, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person, which would become null and void) would become a right to buy for the Purchase Price that number of shares of Common Stock (or under certain circumstances, the equivalent number of one one-thousandths of a Junior Preferred Share) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right. If the Company were acquired in a merger or other business combination transaction or assets constituting more than 50% of its consolidated assets or producing more than 50% of its earning power or cash flow were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

     The dividend and liquidation rights, and the non-redemption feature, of the Junior Preferred Shares are designed so that the value of one one-thousandth of a Junior Preferred Share purchasable upon exercise of each Right will approximate the value of one Common Stock. The Junior Preferred Shares issuable upon exercise of the Rights will be non-redeemable and rank junior to all other series of the Company's preferred stock. Each whole Junior Preferred Share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of (i) $1.00 in cash, or (ii) in the aggregate, 1,000 times the dividend declared on the shares of Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to receive a preferential liquidation payment equal to the greater of (i) $1,000 per share, or (ii) in the aggregate, 1,000 times the payment made on the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash or other property, each whole Junior Preferred Share will be entitled to receive 1,000 times the amount received per Common Stock. Each whole Junior Preferred Share will be entitled to 1,000 votes on all matters submitted to a vote of the stockholders of the Company, and Junior Preferred Shares will generally vote together as one class with the Common Stock and any other capital stock on all matters submitted to a vote of shareholders of the Company.

     If required, the offer and sale of the Junior Preferred Shares issuable upon exercise of the Rights will be registered under the Securities Act at such time as the Rights become exercisable.

     The number of one one-thousandths of a Junior Preferred Share or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of one one-thousandths of a Junior Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of Common Stock or a stock dividend on the shares of Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the shares of Common Stock occurring, in any such case, prior to the Distribution Date.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding Voting Shares of the Company, the Board of Directors may, at its option, issue shares of Common Stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of Common Stock (or one one-thousandth of a Junior Preferred Share) for each two shares of Common Stock for which each Right is then exercisable, subject to adjustment.

     At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, the Board of Directors of the Company may redeem all but not less than all the then outstanding Rights at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of the holders of the Rights.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not determined by the Board of Directors to be in the best interests of all shareholders. The Rights will not interfere with a merger or other business combination approved by the Board of Directors, prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock, since the Rights may be redeemed by the Company prior to that time.

PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which an applicable Prospectus Supplement may relate. Certain other terms of any series of Preferred Stock offered by an applicable Prospectus Supplement will be specified in such Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of Preferred Stock may differ from the terms set forth below. The description of the terms of the Preferred Stock set forth below and in an applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Statement of Resolution relating to the applicable series of Preferred Stock, which will be filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part.

     General. The Preferred Stock may be divided into and issued in one or more series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is vested with the authority to establish and designate such series from time to time, and within the limitations prescribed by law or set forth in the Company's Restated Articles of Incorporation, to fix and determine the number, preferences, limitations and relative rights, including voting rights, of the authorized shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law.

     The terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of any class of junior stock, provided such amendment does not adversely affect the holders of such other series of Preferred Stock or class of junior stock. Shares of any class of Preferred Stock which have been issued and reacquired in any manner and are not held as treasury shares, including shares redeemed by purchase (whether through the operation of a retirement or sinking fund or otherwise), will have the status of authorized and unissued Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series.

     No shares of Preferred Stock are, as of the date of this Prospectus, issued or outstanding, although the Company has issued Rights to purchase Junior Preferred Shares as described above under "-- Preferred Share Purchase Rights." It is not possible to state the actual effect of the authorization and issuance of a new series of Preferred Stock upon the rights of holders of the Common Stock and other series of Preferred Stock unless and until the Board of Directors determines the attributes of such new series of Preferred Stock and the specific rights of its holders. Such effects might include, however, (i) restrictions on dividends on Common Stock and other series of Preferred Stock if dividends on such new series of Preferred Stock have not been paid; (ii) dilution of the voting power of Common Stock and other series of Preferred Stock to the extent that such new series of Preferred Stock has voting rights, or to the extent that any such new series of Preferred Stock is convertible into Common Stock; (iii) dilution of the equity interest of Common Stock and other series of Preferred Stock; and (iv) limitation on the right of holders of Common Stock and other series of Preferred Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference attributable to such new series of Preferred Stock. While the ability of the Company to issue Preferred Stock provides flexibility in connection with possible acquisitions and other corporate purposes, its issuance could be used to impede an attempt by a third party to acquire a majority of the outstanding voting stock of the Company.

     The Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation of such Preferred Stock, the number of shares offered and the liquidation value thereof; (ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) the liquidation preference thereof; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange provisions of such Preferred Stock; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of the Preferred Stock, if any. Holders of Preferred Stock will have no preemptive rights to subscribe for or purchase shares of capital stock.

     Dividend Rights. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

     Unless otherwise indicated in an applicable Prospectus Supplement, all series of Preferred Stock will be senior in right as to dividends and in liquidation to the Common Stock and any other class of stock of the Company ranking junior to the Preferred Stock.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or substantially all the property or business of the Company nor the merger or consolidation of the Company into or with any other corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

     Redemption. A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such series of Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash, capital stock or in cash received from the net proceeds of the issuance of capital stock of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     If fewer than all the outstanding shares of any series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the selection of the shares to be redeemed will be determined by lot or pro rata as may be determined by the Board of Directors or a duly authorized committee thereof, or by any other method which may be determined by the Board of Directors or such committee to be equitable. From and after the date of redemption (unless default shall be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

     In the event that full dividends, including accumulations in the case of cumulative Preferred Stock, on any series of the Preferred Stock have not been paid, such series of the Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any shares of such series of the Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

     Conversion or Exchange Rights. The Prospectus Supplement for any series of the Preferred Stock will state the terms, if any, on which shares of such series are convertible into, or exchangeable for, securities of the Company or another person.

     Voting Rights. Unless otherwise determined by the Board of Directors and indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, the holders of the Preferred Stock will not be entitled to vote, except as expressly required by applicable law. In the event the Company issues share of any series of Preferred Stock with voting rights, including any voting rights in the case of dividend arrearages, unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote. In the case of any series of Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of other series of preferred stock are entitled to vote as a single class, will depend on the number of shares in such series, not on the aggregate liquidation preference or initial offering price of the shares of such series of Preferred Stock.

     Conditions and Restrictions Upon the Company. The Prospectus Supplement relating to a series of the Preferred Stock will describe any conditions or restrictions upon the Company which are for the benefit of such series, including restrictions upon the creation of debt or other series of Preferred Stock; payment of dividends; or distributions, acquisitions or redemptions of shares ranking junior to such series.

VOTING

     The Company's Restated Articles of Incorporation provide that (a) action may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of the shareholders, and (b) the vote required to approve a merger, share exchange, certain sales of assets, charter amendment or dissolution involving the Company shall be a majority of each outstanding class of capital stock entitled to vote thereon.

NO PREEMPTIVE RIGHTS

     No holder of shares of the Company, including shares of Common Stock or Preferred Stock, shall have any preemptive right or other right to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Company, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock.

BUSINESS COMBINATION LAW

     The Company is subject to Part Thirteen of the Texas Business Corporation Act, known as the "Business Combination Law," which became effective September 1, 1997. In general, the Business Combination Law prevents an "affiliated shareholder" (or its affiliates or associates) from entering into or engaging in a "business combination" with an "issuing public corporation" during the three-year period immediately following the date on which the affiliated shareholder became an affiliated shareholder, unless (a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares that caused the affiliated shareholder to become an affiliated shareholder, or (b) not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates. For the purposes of the foregoing, "affiliated shareholder" is defined generally as a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares; "business combination" is defined generally to include (i) mergers, share exchanges or conversions involving the affiliated shareholder, (ii) dispositions of assets involving the affiliated shareholder having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation, (iii) certain issuances or transfers of securities by the corporation to the affiliated shareholder other than on a pro rata basis, (iv) certain plans or agreements relating to a liquidation or dissolution of the corporation involving an affiliated shareholder, (v) certain reclassifications, recapitalizations, distributions or other transactions that would have the effect of increasing the affiliated shareholder's percentage ownership of the corporation and (vi) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation; and "issuing public corporation" is generally defined to include most publicly held Texas corporations, including the Company.

FOREIGN OWNERSHIP

     The Restated Articles of Incorporation of the Company contain provisions limiting foreign ownership of the capital stock of the Company. These provisions were originally intended to, among other things, protect the Company's ability to be deemed a United States citizen under Section 2 ("U.S. citizen") of the Shipping Act, 1916, as amended (the "Shipping Act") which allowed the Company to avail itself of certain types of U.S. government guaranteed financings previously available only for U.S. flag vessels owned by U.S. citizens. Although being a U.S. citizen is not currently necessary to obtain such financings, the ability to be a U.S. citizen may be beneficial in the future should the Company desire to obtain certain types of U.S. flag vessels. One of the conditions that must be satisfied in order that a corporation may be deemed to be a U.S. citizen is that a controlling interest therein is owned by citizens of the United States. Thus, a transfer of Common Stock which would result in more than 50% of the outstanding Common Stock being held by non-U.S. citizens would cause the Company to then be ineligible to be a U.S. citizen. Under the provisions of the Company's Restated Articles of Incorporation, (i) shares of any class of capital stock of the Company are not issuable to and are not registrable upon transfer in the name of any person who cannot demonstrate to the satisfaction of the Company that such person is a U.S. citizen and is not holding such shares for the account of any non-U.S. citizen, if as a result of such issuance or registration of transfer the percentage of such class owned by non-U.S. citizens would exceed a fixed percentage (the "Permitted Percentage"), which is equal to 2% less than the percentage that would prevent the Company from being a U.S. citizen (currently 50%, thus resulting in a Permitted Percentage of 48%), and any such transfer shall be void and ineffective as against the Company, and (ii) if at any time non-U.S. ownership of any such class (either record or beneficial) exceeds the Permitted Percentage, the Company may withhold payment of dividends on such shares deemed to be in excess of the Permitted Percentage and may suspend the voting rights of such shares. The Company's Restated Articles of

Incorporation do not prohibit transfers that would result in the Company's being ineligible to engage in coastwise trade.

     In addition to the foregoing, Section 9 of the Shipping Act provides that a controlling interest in the Company may not be acquired by a non-U.S. citizen without the consent of the U.S. Secretary of Transportation, acting through the United States Maritime Administration ("MARAD"). Notwithstanding the provisions of Section 9, current MARAD regulations authorize the transfer of a controlling interest in a company as long as the United States is not at war, the transferee is not a national of a country to which the transfer would be contrary to the foreign policy of the United States and the Company's U.S. flag vessels remain documented under the U.S. flag after the transfer. In the absence of MARAD consent (either by the current regulations or otherwise) the transfer of a controlling interest in the Company to non-U.S. citizens would enable MARAD to exercise various remedies under the Shipping Act including seizure of vessels, civil penalties and, in certain cases, criminal penalties.

     Certificates representing the capital stock of the Company bear legends concerning the restrictions on non-U.S. ownership. In addition, the Board of Directors is authorized to adopt a bylaw provision for the establishment of a dual stock certificate systems under which different forms of certificates may be used to indicate whether or not the owner thereof is a U.S. citizen. To date, the Board of Directors has not deemed it necessary to adopt such a system.

     The restrictions imposed by the Company's Restated Articles of Incorporation may at times preclude U.S. citizens from transferring their shares of Common Stock to non-U.S. citizens. This may restrict the available market for resales of shares of Common Stock and for the issuance of shares by the Company.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Warrant Agreements.

     Reference is made to the Prospectus Supplement relating to the particular issue of Warrants offered thereby for the terms of such Warrants, including, where applicable: (i) the number of shares of Common Stock purchasable upon the exercise of Warrants and the price at which such number of shares of Common Stock may be purchased upon such exercise; (ii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (iii) United States Federal income tax consequences applicable to such Warrants; and (iv) any other terms of such Warrants. Warrants will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

     Each Warrant will entitle the holder thereof to purchase such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void. The place or places where, and the manner in which, Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Warrants.

     Prior to the exercise of any Warrants, holders of such Warrants will not have any of the rights of holders of Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise, or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to one or more other purchasers or through agents. The Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Offered Securities and any applicable commissions or discounts.

     Underwriters, dealers or agents may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     The Securities (other than the Common Stock), when first issued, will have no established trading market. Any underwriters or agents to or through whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Any underwriters, dealers or agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "1933 Act"). Underwriters, dealers or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the 1933 Act.

                                 LEGAL MATTERS

     Unless otherwise specified in a Prospectus Supplement relating to particular Securities, certain legal matters with respect to the validity of the Securities will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 1998 and 1997, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended March 31, 1998, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

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

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